 As filed with the Securities and Exchange Commission on February 28, 2011                  Registration No. 333-157108

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-3

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

State Bancorp, Inc.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	11-2846511 (I.R.S. Employer Identification No.)
Two Jericho Plaza Jericho, New York 11753 (516) 465-2300 (Address, including Zip Code, of principal executive offices)

Patricia M. Schaubeck, Esq.
General Counsel
State Bancorp, Inc.
Two Jericho Plaza
Jericho, New York 11753
(516) 465-2300

 (Name and address, including zip code, telephone
number and area code, of agent for service)
Copy to: Robert C. Azarow, Esq. Arnold & Porter LLP 399 Park Avenue New York, New York 10022 (212) 715- 1336

Approximate date of commencement of proposed sale to the public:  from time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  [  ]                                                                Accelerated filer  [x]
Non-accelerated filer  [  ]  (Do not check if a smaller reporting company)                                        Smaller reporting company [  ]

EXPLANATORY NOTE

On February 5, 2009, State Bancorp, Inc. (the “Company”) filed a Registration Statement on Form S-3D (File No. 333-157108) (the “Registration Statement”) in order to register 2,000,000 shares of common stock, par value $5.00 per share, of the Company (the “Common Stock”) for offer and sale to participants in the State Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan No. 2 (the “Plan”).  The Registration Statement became effective upon filing.  The Registration Statement also carried forward 65,541 shares of Common Stock previously registered in connection with the Plan and unsold under Registration Statement No. 333-40424 on Form S-3D as of February 5, 2009.

As of February 17, 2011, the Company amended the Plan to provide that the calculation of the purchase price to each participant of Common Stock purchased from the Company can be made on the last business day of any subsequent month immediately preceding the purchase date in addition to the last business day of the calendar quarter.  In order to reflect this change and to update the Company’s general information to include changes since the filing of the Registration Statement, the Company amended the prospectus filed as part of this Post-Effective Amendment No. 1 to the Registration Statement.

PROSPECTUS

STATE BANCORP, INC.

Amended and Restated
Dividend Reinvestment and Stock Purchase Plan No. 2
__________________________

1,966,340 Shares of Common Stock

$0.01 Par Value
__________________________

This Prospectus relates to 1,966,340 shares of the $0.01 par value per share common stock (“Common Stock” or “common shares” or “shares”) of State Bancorp, Inc. (the “Company”) which have been registered under the Company’s Dividend Reinvestment and Stock Purchase Plan No. 2, as amended (the “Plan”).  The information contained in this Prospectus is subject to the terms and conditions set forth in the Plan, as amended.  The Plan provides holders of the Company’s Common Stock a simple and convenient way to purchase additional shares of Common Stock of the Company.

Participants in the Plan may:

1.  Have cash dividends on all or a specified number of their shares automatically reinvested; and

2.  Have the option of making additional cash payments from $100 to $10,000 per quarter.

Participation in the Plan is entirely voluntary so that Stockholders may join the Plan and terminate their participation at any time.  The Plan is administered for the Company by Wells Fargo Shareowner Services (the “Plan Administrator”).

The Company is authorized to issue up to 3,000,000 shares of Common Stock, to be adjusted to give effect to stock dividends and splits, under the Plan.

The securities offered are traded on the NASDAQ Global Market under the symbol STBC.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) OR ANY STATE COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_________________________

The date of this Prospectus is February 28, 2011

This Prospectus supersedes each previous Plan Prospectus and Prospectus Supplement.  It is suggested that this Prospectus be retained for future reference.

TABLE OF CONTENTS

PROSPECTUS SUMMARY...	3
EXPLANATION OF DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN.......................................................................................................................................................................	4
COMMON STOCK OF THE COMPANY...	12
EXPERTS...	14
LEGALITY...	14
AVAILABLE INFORMATION...	14
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................................................................................................................................................................................	15

PROSPECTUS SUMMARY

To fully understand this offering and its consequences to you, you should read the following summary along with the more detailed information and our consolidated financial statements and the notes to those statements incorporated by reference into this prospectus.  In this prospectus, the words “we,” “us,” “our” and similar terms refer to State Bancorp, Inc. and its subsidiary, State Bank of Long Island, on a consolidated basis, unless the context provides otherwise.

The Company

State Bancorp, Inc., a one-bank holding company headquartered in Jericho, New York, was formed in 1985.  The Company operates as the parent for its wholly owned subsidiary, State Bank of Long Island and subsidiaries (the “Bank”), a New York State chartered commercial bank founded in 1966, and its unconsolidated wholly owned subsidiaries, State Bancorp Capital Trust I and II, entities formed in 2002 and 2003, respectively, to issue trust preferred securities.  The income of the Company is primarily derived through the operations of the Bank.  The Company had 289 employees as of December 31, 2010.

The Bank serves its customer base through seventeen branches in Nassau, Suffolk, Queens and Manhattan.  The Bank offers a full range of banking services to our diverse client base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities, and consumers.  Retail and commercial products include checking accounts, NOW accounts, money market accounts, savings accounts, certificates of deposit, individual retirement accounts, commercial loans, construction loans, commercial mortgage loans, small business lines of credit, cash management services and telephone and online banking.  In addition, the Bank also provides access to annuity products and mutual funds.  The Company’s loan portfolio is concentrated in commercial and industrial loans and commercial mortgage loans.  The Bank does not engage in subprime lending and does not offer payment option ARMs or negative amortization loan products.

At December 31, 2010, the Company, on a consolidated basis, had total assets of approximately $1.6 billion, total deposits of approximately $1.3 billion, and stockholders’ equity of approximately $155 million. Unless the context otherwise requires, references herein to the Company include the Company and its subsidiaries on a consolidated basis.  The Company operates in the banking industry, and management considers the Company to be aggregated in one reportable operating segment.

Neither the Company nor any of its direct or indirect subsidiaries is dependent upon a single or very few customers.  The Bank does not rely on foreign sources of funds or income, and the Bank does not have any foreign commitments, with the exception of letters of credit issued on behalf of several of its domestic customers.

The Offering; The Plan; Use of Proceeds

The securities offered hereby are a maximum of 1,966,340 shares of Common Stock, to be adjusted to give effect to stock dividends and splits.  The Plan originally provided for 1,000,000 shares of Common Stock to be available for issuance and was amended to add another 2,000,000 shares to be available for issuance.  As of the date hereof, 1,966,340 of such shares remain available.  The purpose of the offering is to provide holders of record of the Company’s Common Stock with a simple and convenient method of investing cash dividends and voluntary cash contributions in additional shares of Common Stock through the Plan.

Detailed information concerning the Plan is provided under “Explanation of Dividend Reinvestment and Stock Purchase Plan,” which should be reviewed carefully.

Shares may be acquired for issuance pursuant to the Plan through purchases from the Company, through open market purchases, or through negotiated transactions.  Open market purchases will be made by an independent purchasing agent retained to act as agent for Plan participants.  The Company will receive none of the proceeds from shares acquired for issuance pursuant to the Plan unless such acquisitions involve the purchase of shares from the Company.  To the extent that any shares are purchased from the Company, such shares will consist of authorized but unissued shares or treasury shares.  The proceeds of such sales will be added to the general funds of the Company and will be available for its general corporate purposes, including working capital requirements and contributions to the Company’s banking subsidiary to support its anticipated growth and expansion.

Reference is made to the accompanying questions and related answers (which are contained in the “Explanation of Dividend Reinvestment and Stock Purchase Plan” section and considered part of this Prospectus) for information concerning the Plan.  In the event of a conflict between the attached explanation and the Plan document, the latter will control.  A copy of the Plan Document may be obtained from Janice Clark, Secretary, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753, (516) 465-2300.

Effective Date of the Plan

The Plan became effective on May 23, 2000 and will continue until terminated or revised in accordance with its terms.  The Plan was recently amended, effective as of February 17, 2011, to modify the purchase price of shares purchased under the Plan, as is provided under “Explanation of Dividend Reinvestment and Stock Purchase Plan” section.

EXPLANATION OF DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Purpose

1.           What is the purpose of the Plan?

The Plan provides holders of the Company’s common shares a simple and convenient method of investing cash dividends and voluntary cash payments in additional common shares of the Company.

Advantages to Participants

2.           What are the advantages of the Plan to participants?

Participants in the Plan may purchase common shares of the Company annually with reinvested cash dividends on all or a portion of the common shares registered in their names.  Participants also may purchase common shares under the Plan with voluntary cash payments from $100 to $10,000 per quarter.

Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to a participant’s account.  In addition, dividends in respect of such full and fractional shares will be credited to a participant’s account and automatically reinvested in additional common shares.  All shares purchased under the Plan will be held in safekeeping free of charge by the Plan Administrator unless the participant requests a certificate for such shares in writing.  The Plan Administrator provides participants with quarterly statements of account.

Administration

3.           Who administers the Plan?

Subject to the Company’s right to terminate and appoint in its place another bank or corporation to serve as “Plan Administrator,” Wells Fargo Shareowner Services presently serves in such capacity.  The Plan Administrator administers the Plan, keeps records, sends statements of account to participants and performs other duties relating to the Plan.  All correspondence relating to the Plan should be directed to:

Plan requests should be mailed to:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified/Overnight Mail to:
Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

General Information:
Facsimile:                                                      1-651-450-4085
Telephone (within United States):            1-800-468-9716
Telephone (outside United States):          1-651-450-4064

An automated voice response system is available 24 hours a day, 7 days a week.  Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday.

Internet:
General Inquiries – www.wellsfargo.com/shareownerservices
Shareowner Access – www.shareowneronline.com

Participation

4.           Who is eligible to participate?

All United States resident holders of common shares of the Company are eligible to participate and may join the Plan by signing the Authorization Form, additional copies of which may be obtained at any time by contacting the Plan Administrator, and returning the form to the Plan Administrator.  Stockholders with shares held in “street name” should contact their broker in order to participate in the Plan.  However, Stockholders must own at least 100 full shares of Common Stock to be eligible to make the voluntary cash payments to purchase additional common shares.

The Company reserves the right to refuse an applicant’s request to enroll, or to terminate a participant’s participation in the Plan, for any reason whatsoever, including for the reason that a Stockholder resides in a state which has laws that would need to be complied with as a result of the applicant or participant’s participation in the Plan and such laws are deemed by the Company to be too burdensome or costly with which to comply.

5.           When may a Stockholder join the Plan?

Subject to the conditions set forth in Question 4, above, a Stockholder may join the Plan at any time.  Dividends on all participating shares will be reinvested on the next reinvestment date (see Question 14) after the Plan Administrator receives the Authorization Form, provided the form is received on or before the dividend record date.  Otherwise, purchases of common shares under the Plan will begin on the next subsequent reinvestment date.  Quarterly dividend payment dates are expected to be made in the months of March, June, September and December and the dividend record date generally precedes the dividend payment date by approximately one month.  As a general matter, holders of the Common Stock will be entitled to dividends when, as, and if declared by the Board of Directors of the Company out of funds legally available for the payment of dividends.

You may enroll online.  To activate your account go to www.shareowneronline.com and click on “Here.”  Next, simply click on the box entitled “First Time Visitor,” then click on “New Member Sign-Up” and follow the instructions found on the “First Time Visitor New Member Registration” page.

6.           What does the Authorization Form provide?

By signing and returning the Authorization Form to the Plan Administrator, a participant directs the Plan Administrator to reinvest dividends on all or a portion of the common shares held of record by the participant and to invest voluntary cash payments in additional common shares of the Company.  Cash dividends on shares credited to a participant’s account under the Plan are automatically reinvested to purchase additional common shares.

Reinvestment Options

7.           What reinvestment options are available?

Full Dividend Reinvestment – All cash dividends on shares held by you or on your behalf in physical certificate form registered in your name on the records of the Company and all cash dividends on all Plan shares credited to your account under the Plan will be used to purchase additional shares.  If you elect Full Dividend Reinvestment, you will not receive cash dividends from the Company.  The dividends will be reinvested.

Partial Dividend Reinvestment – All cash dividends on your Plan shares and any whole shares held by you or on your behalf in physical certificate form, which shall be specified by you on the account authorization form, will be used to purchase additional shares.  If you elect Partial Dividend Reinvestment, you will receive checks from the Company for dividends, when declared and paid, only for those shares not subject to reinvestment.

Records

8.           What reports will be sent to participants?

To the extent there is any activity in an account during any given calendar quarter, such participant will receive a statement of his or her account describing cash dividends and voluntary cash payments received, the number of shares purchased, the average price per share and total shares accumulated under the Plan.  In addition, each participant will receive copies of the Company’s annual and periodic reports to Stockholders, proxies and proxy statements and other correspondence sent to Stockholders generally.  Each participant will also receive any supplements to or updates of the current prospectus for the Plan.

Voluntary Cash Payments

9.           What is the voluntary cash payment option?

A participant in the Plan has the option to invest from $100 to $10,000 per quarter under the Plan to purchase additional common shares of the Company.  The same amount need not be invested each time and there is no obligation to make any cash payments.

10.           How are the cash payments made?

A voluntary cash payment is made by forwarding a check drawn on a United States bank account payable to Wells Fargo Shareowner Services, or its successor Plan Administrator, subsequent to submitting a completed Authorization Form when enrolling, or thereafter, with the payment form which will be attached to each statement of account.  All voluntary cash payments, whether submitted with initial enrollment or subsequent to initial enrollment, should be forwarded so that they are received prior to the end of any calendar quarter.  You should avoid sending in voluntary cash payments prior to the beginning of the last month of any calendar quarter.  Wells Fargo Shareowner Services will reject it if you do so.  The cash will be invested in full and fractional common shares during the first ten days after the end of the calendar quarter in which the voluntary payment is received.  If a payment is received within the first few days of the beginning of any calendar quarter, an attempt will be made to invest such cash within the first ten days of such calendar quarter, however, there can be no assurance that such cash will not be invested until the first ten days after the end of the calendar quarter in which it is received by the Plan Administrator.  You may obtain the return of any voluntary cash payment upon request received by Wells Fargo Shareowner Services on or before the second business day prior to the date on which it is to be invested.  If any voluntary cash contribution is returned for any reason, Wells Fargo Shareowner Services will remove from the participant’s account any shares purchased upon prior credit or such funds, and will sell these shares.  Wells Fargo Shareowner Services may sell other shares in the account to recover a returned funds fee for each voluntary cash contribution returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by Wells Fargo Shareowner Services.

11.           Will interest be paid on cash payments received prior to the investment date?

No.  For that reason, the Company urges participants to send their payments so as to reach the Plan Administrator prior to, but as close as possible to, a calendar quarter end (i.e., prior to March 31, June 30, September 30 and December 31).  Of course, sufficient time should be allowed for the payment to reach the Plan Administrator.

12.           May a Stockholder elect to make only voluntary cash payments under the Plan?

No.  Participation in the Plan is limited to Stockholders who participate in the dividend reinvestment portion of the Plan.

Cost

13.           Are there any expenses to participants in connection with purchases under the Plan?

You will not pay any fees or brokerage commissions to reinvest dividends, however, you must pay brokerage commissions and administrative fees if voluntary cash payments are used to purchase the shares or if you request that the Plan Administrator sells your shares held in the Plan.  The current fees associated with the Plan are set forth below.

Enrollment	No charge
Certificate deposit	No charge
Certificate issuance	No charge
Investment Fees
Dividend reinvestment service fee	No charge
Voluntary cash investment service fee	$1.50
Purchase commission	$0.05 per share
Sales Fees
Service fee	$15.00 per transaction
Sale commission	$0.10 per share
Electronic deposit on proceeds	$5.00 per request
Fee for Returned Checks or Rejected Automatic Bank Withdrawal	$25.00 per item
Prior Year Duplicate Statements	$15.00 per year

Purchases

14.           How will purchases be made?

On each dividend payment date the Company will pay to the Plan Administrator the total amount of dividends payable on common shares which a participant has specified are to be included in the Plan, plus the dividends payable on the common shares which have been credited to the participant’s account under the Plan.  The Plan Administrator will use the amount of any cash dividend, in addition to the participant’s voluntary cash payments, if any, to purchase common shares of the Company in the open market or in negotiated transactions at such prices and other terms, and from or through such brokers or dealers, as the Plan Administrator may determine from time to time.  The Company reserves the right to direct the Plan  Administrator to make all or part of its purchases under the Plan for that particular quarter from the Company’s authorized but unissued common shares.  Purchases of shares will be made as soon as practicable on or after each dividend payment date, but in no event more than 30 days after each such date.  Full and fractional shares will be allocated to each participant’s account after the date on which the Plan Administrator has purchased sufficient shares to cover the quarterly purchases for all participants under the Plan.

15.           How will the price of shares be determined?

The price of common shares purchased from the Company under the Plan with the reinvestment of dividends or with voluntary cash payments will be determined at the sole discretion of the Company, but shall not be less than the greater of (i) eighty-five percent (85%) of the closing sale price of Common Stock as quoted on the NASDAQ Global Market (or any successor exchange on which the Company’s Common Stock is traded) on the last business day of the calendar quarter or any subsequent month immediately preceding the purchase date or (ii) the par value of the Common Stock.  The purchase price per share allocated to each participant of Common Stock purchased on the open market shall normally be the weighted average purchase price of all Common Stock so purchased under the Plan each quarter.

For common shares purchased by participants with the reinvestment of dividends, the purchase price of common shares purchased in the open market or in a negotiated transaction will be the price paid by the Plan Administrator for such shares (not including brokerage fees and commissions).  When purchasing shares from the reinvestment of a participant’s dividend under the Plan, the Company will bear the cost of all brokerage fees and commissions.  However, for common shares purchased by participants with voluntary cash payments, the purchase price of common shares purchased in the open market or in a negotiated transaction will be the price paid by the Plan Administrator for such shares, plus the cost of all brokerage fees and commissions on purchases under the Plan.  Such cost of all the brokerage fees and commissions will be deducted from the total cash payment made.

16.           How many common shares will be purchased for participants?

Each participant’s account will be credited with that number of full and fractional common shares derived by dividing the amounts to be invested for such participant by the total amount invested for all participants for that particular dividend payment date and multiplying the resulting quotient by the total number of shares purchased.

Dividends on Fractional Shares

17.           Will participants be credited with dividends on fractional shares?

Yes.  Dividends on fractional shares will be credited to a participant’s account and shown on the quarterly statement.

Certificate for Shares

18.           Will certificates be issued for common shares purchased?

Common shares purchased under the Plan will be registered in the name of the Plan Administrator or its nominee, as agent for participants in the Plan, and certificates for such shares will not be issued to participants unless requested in writing.  This procedure protects against loss, theft or destruction of stock certificates.

Certificates for any number of full shares credited to an account under the Plan will be issued after receipt of a written request to the Plan Administrator (see Question 3) signed by the participant (or participants if a joint registration).  Any remaining full and fractional shares will continue to be held in the participant’s account.  Certificates for fractional shares will not be issued under any circumstances.

19.           How may certificates be deposited with Plan shares?

A participant may deposit with the Plan Administrator certificates for shares of the Company’s common shares registered in his/her name for credit under the Plan.  Because the participant bears the risk of loss when sending stock certificates through the mail, we suggest that you send them registered and insured for at least 2% of their current value to the address specified in Question 3.  If stock certificates are later issued either upon request of the participant or upon termination of participation, new, differently numbered certificates will be issued.

Withdrawal from the Plan

20.           How does a participant withdraw from the Plan?

A participant may terminate the account at any time by writing to the Plan Administrator.  If such request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, such termination will be processed as soon as practicable, and a separate dividend check will be mailed to the participant.  Future dividends will be paid in cash unless the participant rejoins the Plan.  The Company may terminate the account at any time by notice in writing mailed to the participant.  A participant requesting termination may elect to receive either stock or cash for all full shares in the account.  If cash is elected, the Plan Administrator will sell shares at the current market value and the Plan Administrator will send the proceeds to the participant, less all brokerage fees and commissions.  If no election is made in the request for termination, stock will be issued for full shares.  In either case, the participant will receive cash at the current market value in lieu of any fractional interest in a share, less all brokerage fees and commissions.

If submitting a request to sell all or part of your Plan shares, and you are requesting new proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or bank savings deposit slip for a savings account.  If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit.  Requests for automatic deposit of sale proceeds that do not provide the required documentation will be ignored and a check for the proceeds will be issued.

If you request to transfer all shares in your Plan account between a dividend record date and payment date, your transfer request will be processed; however, your Plan account will not be terminated.  You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

At the direction of State Bancorp, Inc., the Plan Administrator can terminate your right to make voluntary cash payments under the Plan if you do not own at least one hundred (100) full shares in your name or held through the Plan.

21.           Can a participant re-enter the Plan after terminating his or her participation?

Yes.  A Stockholder may rejoin at any time upon submitting a new Authorization Form.

Other Information

22.           May the Plan be changed or discontinued?

The Company shall have complete authority in its sole discretion to suspend or terminate the Plan, in whole or part, or to amend the Plan.

23.           What are the federal income tax consequences of participation in the Plan?

For federal income tax purposes, a participant in the Plan will be treated as having received a dividend equal to the fair market value of the full and fractional common shares purchased with reinvested dividends and the brokerage commissions and service charges attributable to such shares which are paid by the Company.  Each statement of account will indicate the fair market value of the common shares purchased with reinvested dividends.  The portion of commissions and charges paid by the Company allocated to the participant’s shares will be listed on the annual tax statement.

24.           When and how are gains and losses determined?

A participant will realize gain or loss whenever full shares purchased under the Plan are sold or exchanged or whenever the participant receives a cash payment for a fractional share credited to his or her account.  The amount of gain or loss will be the difference between the amount received by the participant for his or her full or fractional shares and his or her tax basis therefor.  The tax basis of a share will be its gross purchase price (before any discount) under the Plan plus the portion of commissions and charges paid by the Stockholder or the Company attributable to such shares.

25.           When does the holding period begin?

The holding period for common shares acquired pursuant to the Plan, whether by reinvested dividends or voluntary cash payments, will begin on the day the common shares are purchased, which will be no later than the date on which shares are allocated to a participant’s account under the Plan.

All participants in the Plan are urged to consult their own tax advisers to determine the particular tax consequences which may result from their participation in the Plan and the subsequent disposal of common shares acquired under the Plan.

26.           How is a rights offering, stock dividend or stock split handled under the Plan?

If the Company sells additional common shares through a rights offering, the rights will be forwarded to the participants for their disposition.  Any shares of Common Stock issued upon the exercise of such rights shall not become participating shares.  Any stock dividend or shares resulting from a stock split in respect of a participant’s common shares held under the Plan will be credited to the participant’s account.

27.           How will a participant’s shares held under the Plan be voted?

The Plan Administrator will forward proxies to participants and will vote a participant’s full shares and fractional interests held under the Plan in accordance with instructions received from the participant.  If a participant does not return a signed proxy, his or her shares will not be voted.

28.           What is the responsibility of the Company and the Plan Administrator under the Plan?

In administering the Plan, neither the Company, the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of Plan participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants.

The Plan Administrator is acting solely as agent of the Company and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.  The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or the Company.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder.  In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of common stock by Plan participants.  The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from you.

You should recognize that neither the Company nor the Plan Administrator can assure you of a profit or protect you against a loss on the stock purchased or sold by you under this Plan.

COMMON STOCK OF THE COMPANY

The Company has authorized 50,000,000 shares of Common Stock, par value $0.01 per share.  Holders of Common Stock have no preemptive rights and there are no conversion rights or redemption or sinking fund provisions applicable to shares of Common Stock.  Holders of Common Stock are entitled to dividends and other distributions as and when declared by the Board of Directors out of assets legally available therefor.  In the event of the liquidation, dissolution and winding up of the Company, the holders of Common Stock are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company.

Voting Rights

Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the Stockholders.  Currently, most members of the Board of Directors are elected annually, with three directors serving a three year term set to expire in at the annual meeting of stockholders in 2012.  See “Classification of Directors” below for more information.  Stockholders do not have cumulative voting rights with respect to any matters to be voted upon, including the election of directors.  Without cumulative voting, the holders of a majority of the outstanding voting stock could elect all of the directors.

Dividend Rights

Holders of the Common Stock will be entitled to dividends when, as, and if declared by the Board of Directors of the Company out of funds legally available for the payment of dividends.  Under New York State corporation law, dividends are payable out of surplus only, and may be declared and paid by the Company except when the Company currently is insolvent or would thereby be made insolvent.

Other Matters

Wells Fargo Bank, N.A., is the transfer agent for the Company.  During any time period in which the shares of the Common Stock are not listed on a national securities exchange or are not regularly quoted in an over-the-counter market by one or more members of a national or an affiliated securities association, the ten largest Stockholders of the Company will jointly and severally be personally liable for all debts, wages and salaries due and owing to any of the Company’s laborers, servants or Employees (other than contractors) for services performed by them for the Company.  Except as indicated above, no holders of the Common Stock will be personally liable for the debts of the Company.

Anti-takeover Provisions

The Certificate of Incorporation and Bylaws of the Company contain provisions designed to assure continuity of management by a party seeking control of the Company.

Omission of Cumulative Voting

The omission of cumulative voting from the Company’s Certificate of Incorporation may be considered anti-takeover in nature.  Cumulative voting entitles each Stockholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected.  A Stockholder may cast all these votes for one candidate or distribute them among any two or more candidates.  Cumulative voting is optional under the New York State Business Corporation Law.

Opposition to a Tender Offer

The Certificate of Incorporation enables the Board of Directors to oppose a tender or other offer for its securities on the basis of factors other than economic benefit to Stockholders, such as the impact the acquisition of the Company would have on the community, the effect of the acquisition upon employees, depositors and customers, and the reputation and business practices of the tender offeror.

Classification of Board of Directors

The Company’s Certificate of Incorporation was amended in November 2009 to eliminate the classified Board and provide for the annual election of directors.  Prior to such amendment, the Board of Directors was divided into three classes, as nearly equal as possible with each class elected for a term of three years.  Directors who had been elected to a three-year term prior to the effectiveness of such amendment will complete those terms.  Three directors are still serving a three-year term set to expire at the annual meeting of stockholders in 2012. One of those three directors will retire from the Board the day prior to the 2011 annual meeting of stockholders due to attainment of the mandatory retirement age set forth in the Company’s Bylaws.  All other directors will stand for election at the 2011 annual meeting of stockholders.  Any vacancy on the Board may be filled by a majority vote of the remaining directors.  Directors elected in this manner to fill a vacancy will serve only until the next election of the directors by the Stockholders, at which time the Stockholders will elect a new director to serve the unexpired portion of the vacated term.

Special Approval Requirements for Certain Business Combinations

Business combinations involving the Company or any of its subsidiaries and a Stockholder who owns, directly or indirectly not less than 5% of the voting shares of the Company, shall require the approval of a least 95% of the Company’s outstanding capital stock, unless certain conditions are met regarding the consideration to be received by Stockholders of the Company as well as other financial requirements.

Vote Required to Amend Certain Provisions

The Certificate of Incorporation provides that those Articles relating to opposition to tender offers, director terms of office, and certain business combinations, may not be amended, altered, changed, or repealed without the affirmative vote of at least 80% of the outstanding shares entitled to vote.

Nominations for Directors

The Bylaws of the Company provide that, with certain exceptions, nominations of candidates for election as directors of the Company, other than those made by directors of the Company, must be made at the annual meeting of Stockholders by Stockholders entitled to cast at least five (5%) percent of the outstanding capital stock, or in writing and delivered or mailed to the Secretary of the Company not less than ninety (90) days prior to any Stockholders’ Meeting called for the election of directors.  The notification must contain certain information, to the extent known to the nominating Stockholder.  This provision could be viewed as anti-takeover in nature since it may make it more difficult for Stockholders to nominate candidates and may give an advantage to incumbent management’s nominees.

Advance Notice: Preferred Stock

The Company’s Bylaws contain restrictions that may discourage other persons from attempting to acquire control of the Company, including advance notice requirements with respect to matters to be voted upon at all Stockholders’ Meetings.  In addition, the Company’s Certificate of Incorporation authorizes the issuance of up to 250,000 shares of preferred stock, 36,842 shares of which are issued and outstanding as of December 31, 2010, with a liquidation preference at that date of $36.8 million. The rights and preferences for any series of preferred stock may be set by the Board of Directors, in its sole discretion and without Stockholder approval, and the rights and preferences of any such preferred stock may be superior to those of Common Stock and thus may adversely affect the rights of holders of Common Stock.

The overall effect of the Certificate of Incorporation and Bylaws provisions described above may be to deter a future tender offer or other takeover attempt that some Stockholders might view to be in their best interests as the offer might include a premium over the market price of the Company’s Common Stock at that time.  In addition, these provisions may have the effect of assisting the Company’s current management in retaining its position and place it in a better position to resist changes which some Stockholders may want to make if dissatisfied with the conduct of the Company’s business.  In addition, the existence of the employment agreement with the Company’s chief executive officer and change in control agreements with the Company’s executive officers could add somewhat to the cost of a takeover of the Company.  Furthermore, the Company’s Employee Stock Ownership Plan may, depending upon its future size or the percentage of outstanding Company stock it may own in the future, be used in defense of a contested takeover.  There are no other anti-takeover provisions in the Certificate of Incorporation or Bylaws, and there are no present plans to adopt other anti-takeover provisions.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from State Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Crowe Horwath LLP, independent auditors, as stated in their report, which report is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The effectiveness of State Bancorp, Inc.’s internal control over financial reporting as of December 31, 2009 has also been audited by Crowe Horwath LLP.

LEGALITY

The legality of Common Stock covered hereby has been passed upon for the Company by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022.

AVAILABLE INFORMATION

We have filed with the Commission a registration statement for the securities on Form S-3 under the Securities Act of 1933, as amended (“Securities Act”).  This prospectus, which forms part of the registration statement, does not contain all the information contained in the registration statement.  You may inspect and copy the registration statement at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549 upon payment of certain prescribed fees.  You may obtain information on the operation of the Commission’s public reference facilities by calling the Commission at 1-800-SEC-0330.  You may also access the registration statement electronically through the Commission’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system at the Commission’s website located at http://www.sec.gov.

The Company’s Internet address is www.statebankofli.com.  The Company makes available on its website, free of charge, its periodic and current reports, proxy and information statements and other information we file with the Commission and amendments thereto as soon as reasonably practicable after the Company files such material with, or furnishes such material to, the Commission, as applicable.  Unless specifically incorporated by reference, the information on our website is not part of this registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we filed with the Commission, which means that we are disclosing important information to you by referring you to other documents that we filed separately with the Commission.  The information incorporated by reference is deemed to be part of this prospectus.  We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”), as amended, after the date of this prospectus and prior to the termination of the offering covered by this prospectus:

•	Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Commission on March 12, 2010 (File No. 001-14783);

•
Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010 filed with the Commission on May 7, 2010; for the quarter ended June 30, 2010 filed with the Commission on August 5, 2010; and for the quarter ended September 30, 2010 filed with the Commission on November 4, 2010 (File No. 001-14783);

•
Company’s Current Reports on Form 8-K dated March 16, 2010, April 16, 2010, April 27, 2010, April 28, 2010, May 13, 2010, May 20, 2010, July 20, 2010, July 28, 2010, October 18, 2010, October 27, 2010, November 10, 2010, January 25, 2011, January 26, 2011 and February 18, 2011 (excluding, in each case, information or documents furnished but not filed therewith) (File No. 001-14783); and

•	The description of the Company’s capital stock contained in our Registration Statement on Form 8-A filed with the Commission on January 26, 1999 (File No. 001-14783).

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to State Bancorp, Inc., Two Jericho Plaza, Jericho, NY 11753, Attention: Janice Clark.  Telephone requests for copies should be directed to (516) 465-2300.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The estimated expenses in connection with the issuance and distribution of securities being registered are:

Legal Fees and Expenses	$2,500.00
Printing and Mailing Fees	$2,500.00
Total	$5,000.00

Item 15.  Indemnification of Directors and Officers

The Registrant’s Bylaws provide, in effect, that it will indemnify each of its directors, officers and employees, and any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise serving at its request who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact of such person’s duties to or on our behalf, to the fullest extent permitted by the New York Business Corporation Law.

With certain limitations, a director or officer of a corporation organized under the New York Business Corporation Law is entitled to indemnification by the corporation against reasonable expenses, including attorneys fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or has threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts to be paid in settlement.  Specific court approval is required in some cases.  In addition, the Registrant has purchased insurance policies which provide coverage for its directors and officers in certain situations where the Registrant cannot directly indemnify such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

4.1
State Bancorp, Inc. Amended and Restated Dividend Reinvestment and Stock Purchase Plan No. 2, as adopted on July 29, 2008 incorporated by reference to Exhibit 4.1 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-3, filed on August 8, 2008 (File No. 333-40424)

4.2
State Bancorp, Inc. Amendment No. 1 to Amended and Restated Dividend Reinvestment and Stock Purchase Plan No. 2, as adopted on January 27, 2009 incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 filed on February 5, 2009 (File No. 333-157108)

4.3	State Bancorp, Inc. Amendment No. 2 to Amended and Restated Dividend Reinvestment and Stock Purchase No. 2, as adopted on February 17, 2011.

4.4
Restated Certificate of Incorporation of State Bancorp, Inc. incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 12, 2010 (File No. 001-14783)

4.5
Amended and Restated Bylaws of State Bancorp, Inc. incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 12, 2010 (File No. 001-14783)

5.1	Opinion of Arnold & Porter LLP

23.1	Consent of Crowe Horwath LLP

23.2	Consent of Arnold & Porter LLP (included in Exhibit 5.1)

24.1	Power of Attorney

Item 17.  Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. That, for the purpose of determining any liability of the Registrant under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hamlet of Jericho, State of New York, on February 28, 2011.

State Bancorp, Inc.

By: /s/ Thomas M. O’Brien
Thomas M. O’Brien
President and Chief Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Thomas M. O’Brien*	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011

/s/ Brian K. Finneran Brian K. Finneran	Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2011

Thomas E. Christman*	Director	February 28, 2011

Arthur Dulik, Jr.*	Director	February 28, 2011

Nicos Katsoulis*	Director	February 28, 2011

John J. LaFalce	Director

Richard J. Lashley*	Director	February 28, 2011

John F. Picciano*	Director	February 28, 2011

Suzanne H. Rueck*	Director	February 28, 2011

Andrew J. Simons	Director

Jeffrey S. Wilks*	Director	February 28, 2011

*By: /s/ Brian K. Finneran
Brian K. Finneran
Attorney-in-fact
February 28, 2011

EXHIBIT INDEX

Exhibit Number	Description
4.1
State Bancorp, Inc. Amended and Restated Dividend Reinvestment and Stock Purchase Plan No. 2, as adopted on July 29, 2008 incorporated by reference to Exhibit 4.1 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-3, filed on August 8, 2008 (File No. 333-40424)

4.2
State Bancorp, Inc. Amendment No. 1 to Amended and Restated Dividend Reinvestment and Stock Purchase Plan No. 2, as adopted on January 27, 2009 incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 filed on February 5, 2009 (File No. 333-157108)

4.3	State Bancorp, Inc. Amendment No. 2 to Amended and Restated Dividend Reinvestment and Stock Purchase No. 2, as adopted on February 17, 2011
4.4
Restated Certificate of Incorporation of State Bancorp, Inc. incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 12, 2010 (File No. 001-14783)

4.5
Amended and Restated Bylaws of State Bancorp, Inc. incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 12, 2010 (File No. 001-14783)

5.1	Opinion of Arnold & Porter LLP
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Arnold& Porter LLP (included in Exhibit 5.1)
24.1	Power of Attorney